Exhibit (d)(lxix)

AMENDMENT TO THE

ADVISORY FEE WAIVER AGREEMENT

SA American Funds Growth Portfolio

(formerly, American Funds Growth SAST Portfolio)

SA American Funds Global Growth Portfolio

(formerly, American Funds Global Growth SAST Portfolio)

SA American Funds Growth-Income Portfolio

(formerly, American Funds Growth-Income SAST Portfolio)

SA American Funds Asset Allocation Portfolio

(formerly, American Funds Asset Allocation SAST Portfolio)

SA American Funds VCP Managed Allocation Portfolio

(formerly, SA American Funds VCP Managed Asset Allocation Portfolio, VCP Managed Asset Allocation SAST Portfolio and Protected Asset Allocation SAST Portfolio)

(collectively, the “Feeder Portfolios” and each, a “Feeder Portfolio”)

This Amendment to the Advisory Fee Waiver Agreement dated as of December 17, 2018 (the “Amendment”) is entered into by and between SunAmerica Asset Management, LLC (formerly, SunAmerica Asset Management Corp.) (the “Adviser”) and SunAmerica Series Trust (the “Trust”), on behalf of the Feeder Portfolios.

WHEREAS, the Adviser and the Trust, on behalf of the Feeder Portfolios, have entered into an Advisory Fee Waiver Agreement effective as of September 1, 2006, as amended August 31, 2007 and October 15, 2012 (the “Agreement”); and

WHEREAS, the Agreement provides that the Adviser agrees to limit its total investment advisory fee to a certain percentage with respect to each Feeder Portfolio for so long as the Feeder Portfolio invests substantially all of its assets in a certain “master fund” (a “Master Fund”) which is a series of American Funds Insurance Series;

WHEREAS, the names of the Portfolios have changed and the Master Fund with respect to the SA American Funds VCP Managed Allocation Portfolio has changed;

WHEREAS, the Feeder Portfolios invest substantially all of their assets in Master Funds, each of which is a series of American Funds Insurance Series, as follows:

Feeder Portfolios	Master Funds
SA American Funds Growth Portfolio	Growth Fund
SA American Funds Global Growth Portfolio	Global Growth Fund
SA American Funds Growth-Income Portfolio	Growth-Income Fund
SA American Funds Asset Allocation Portfolio	Asset Allocation Fund
SA American Funds VCP Managed Allocation Portfolio	Managed Risk Growth-Income Fund

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	All references to each Feeder Portfolio in the Agreement are changed to the name of the Feeder Portfolio set out above.

2.	The Master Fund of the SA American Funds VCP Managed Allocation is the Managed Risk Growth-Income Fund.

3.	Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Advisory Fee Waiver Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

SUNAMERICA SERIES TRUST

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Peter A. Harbeck
Name: Peter A. Harbeck
Title: President and Chief Executive Officer